Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES POSITIVE PRELIMINARY RESULTS

FROM PHASE 2B TRIAL OF AN2728 FOR PSORIASIS

Data inform and support Phase 3 development of AN2728 for psoriasis

Palo Alto, CA — June 27, 2011 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today preliminary results from its Phase 2b trial of AN2728 for the treatment of mild-to-moderate plaque-type psoriasis.  The trial enrolled 68 subjects randomized in a 2:1 ratio, AN2728 to vehicle.  Subjects treated with AN2728 showed improvement over vehicle at each of the recorded timepoints during the 12-week study period with peak efficacy of 26% occurring after six weeks of treatment with AN2728.

This Phase 2b trial, while not powered to demonstrate statistical significance, was conducted under anticipated Phase 3 conditions to inform the design and conduct of fully-powered Phase 3 trials.  The trial was designed to provide preliminary indications of efficacy and local tolerability and systemic safety when treating all or nearly all of the plaques on each subject. The previous four Phase 1 and three Phase 2 trials assessing the safety and efficacy of AN2728 had been designed to treat psoriasis on smaller body surface areas.

“AN2728 continues to show promise as a topical treatment for mild-to-moderate plaque-type psoriasis with the efficacy of a mid-potency steroid but without the side effects of a steroid or the tolerability issues of Vitamin D analogs,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.  “We saw improvement over vehicle throughout this Phase 2b study and observed no serious adverse events in the subjects treated with AN2728.  The seven previous AN2728 trials demonstrated statistically significant efficacy and, combined with the results from this trial, provide us with the data to prepare us for our end of Phase 2 meeting with the FDA and to plan the Phase 3 trials of AN2728 for psoriasis.”

The trial was conducted at 10 sites in the United States on 68 subjects with a diagnosis of mild-to-moderate plaque-type psoriasis (defined as a Physicians’ Global Assessment (PGA) score of 2 or 3 out of 5), involving 2% to 35% of total body surface area.  The trial design and endpoints were meant to simulate anticipated Phase 3 trial designs.  Subjects were randomized to 2% AN2728 topical ointment or vehicle in a 2:1 ratio.  Subjects applied the study medication to plaques twice a day for 12 weeks.  Primary efficacy was defined as “Clear” (score of 0) or “Almost Clear” (score of 1) with at least a 2-grade improvement from baseline (“PGA Success”).

The highest proportion of subjects achieving PGA Success in the Intent to Treat analysis occurred at Day 42 with 26% of subjects in the AN2728 arm (n=46) achieving PGA Success compared to 18% in the vehicle arm (n=22).  At the end of treatment (Day 84), 17% of the subjects in the AN2728 arm met PGA Success, while 14% of the vehicle group met that standard.  The most common adverse events were “upper respiratory tract infection” (9.1% in the vehicle group), “contact dermatitis” (8.7% in the AN2728 group) and “nasopharyngitis” (8.7% in the AN2728 group and 4.5% in the vehicle group).

“These trial results demonstrate that AN2728 has the potential to make an important contribution to the treatment of psoriasis,” said Karl Beutner, M.D., Ph.D., and Chair of Anacor’s Clinical Advisory Board.

Psoriasis affects approximately 100 million people worldwide, with about 80% of cases being classified as “mild-to-moderate.”  The majority of mild-to-moderate psoriasis patients are treated topically.  Topical treatments for mild-to-moderate psoriasis consist primarily of corticosteroids, which have safety issues, and Vitamin D analogs, which can cause stinging and burning upon application. In 2009, sales of topical therapies for psoriasis were $1.1 billion in the seven major pharmaceutical markets.  In 2010, 3.9 million prescriptions were written for topical therapies for psoriasis in the United States.

Conference Call and Webcast Information

Anacor will host a conference call at 8:00 a.m. EDT / 5:00 a.m. PDT on Tuesday, June 28, 2011 to discuss the results of the Phase 2b trial and development plans for AN2728.  To access the conference call please dial (877) 291-1367 (domestic) or (914) 495-8534 (international) and provide the Conference ID 78602622 or you may listen to the webcast, live on our website under Investors at www.anacor.com.

About AN2728

AN2728 is a boron-based small-molecule compound that inhibits the activity of phosphodiesterase-4 (PDE4), thereby reducing the production of TNF-alpha, IL-12, IL-23 and other pro-inflammatory cytokines that are the precursors of the inflammation associated with psoriasis.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has five compounds in clinical development, all of which were internally discovered, including its three lead programs: AN2690, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of psoriasis and atopic dermatitis; and GSK 2251052, or GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement. In addition, Anacor is developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections, and AN2898 as a topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis.

Forward-Looking Statements

This press release contains forward-looking statements that relate to future events, including the development and commercialization of AN2728, and more specifically the outcome of an end of Phase 2 meeting with the FDA, the representative nature of the Phase 2b study plan and reported results as indicative of future clinical trials in support of regulatory approval, and the timing and potential for initiation, enrollment and conduct of AN2728 Phase 3 trials.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause timing, actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects and risks related to regulatory approval of new drug candidates.   These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
DeDe Sheel
Investor Relations and Corporate Communications
dsheel@anacor.com
(650) 543-7575